Exhibit 10.1

September 15, 2020

Mr. Charles F. Dolan

AMC Networks Inc.

Eleven Pennsylvania Plaza

New York, NY 10001

Re:	Amendment to Employment Agreement

Dear Charles:

Reference is made to the Employment Agreement by and between AMC Networks Inc. (the “Company”) and you, dated as of June     , 2011 (the “Employment Agreement”). This letter (this “Amendment”) reflects certain amendments to the Employment Agreement.

Effective as of the date hereof, your service as the Executive Chairman will cease, and you will serve as the Chairman Emeritus of the Board of Directors of the Company. You will continue as an employee of the Company and your annual base salary will continue at its current rate of $400,000. You remain eligible for any bonus earned in respect of 2020 in accordance with the Employment Agreement and the long-term awards previously granted to you will remain outstanding in accordance with their terms. Beginning in 2021, you will not be eligible for any annual bonus and will not be eligible to participate in the long-term cash or equity programs or arrangements of the Company.

The Employment Agreement will remain in full force and effect except to the extent modified by this Amendment. The laws of the State of New York will govern all questions related to the interpretation and construction of this Amendment, and to the performance hereof. This Amendment may be executed in several counterparts (including, without limitation, by facsimile, PDF or electronic transmission), each of which will be deemed an original, and such counterparts will constitute one and the same instrument.

[Signature Page Follows]

AMC Networks Inc.

/s/ Joshua Sapan
Name:	Joshua Sapan
Title:	President and Chief Executive Officer

Accepted and Agreed:

/s/ Charles F. Dolan
By:	Charles F. Dolan

[Signature Page to Employment Agreement Amendment]